UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                           CTI Industries Corporation
                                (Name of Issuer)

                           Common Stock, No Par Value
                         (Title of Class of Securities)

                                   125961 30 0
                                 (CUSIP Number)

Check the follow box if a fee is being paid with this statement. |_| (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (see Rule 13d-7)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 125961 30 0                 13G                      Page 2 of 6 Pages

--------------------------------------------------------------------------------
     NAME OF REPORTING PERSON
1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Michael L. Schrimmer
     ###-##-####
--------------------------------------------------------------------------------
     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
2                                                                    (a) [_]
                                                                     (b) [_]
--------------------------------------------------------------------------------
     SEC USE ONLY
3

--------------------------------------------------------------------------------
     CITIZENSHIP OR PLACE OF ORGANIZATION
4
     United States

--------------------------------------------------------------------------------
                                  SOLE VOTING POWER
                            5
         NUMBER OF                92,133

           SHARES       --------------------------------------------------------
                                  SHARED VOTING POWER
     BENEFICIALLY           6

          OWNED BY
                        --------------------------------------------------------
            EACH                  SOLE DISPOSITIVE POWER
                            7
         REPORTING                92,133

         PERSON         --------------------------------------------------------
                                  SHARED DISPOSITIVE POWER
           WITH             8

--------------------------------------------------------------------------------
     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9
                                92,133
--------------------------------------------------------------------------------

CUSIP NO. 125961 30 0                 13G                      Page 3 of 6 Pages

      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

10

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                  4.85%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                  IN
--------------------------------------------------------------------------------

CUSIP NO. 125961 30 0                 13G                      Page 4 of 6 Pages

ITEM 1.

          (a)  Name of Issuer
                    CTI Industries Corporation

          (b)  Address of Issuer's Principal Executive Offices
                    22160 North Pepper Road
                    Barrington, Illinois 60010

ITEM 2

          (a)  Name of Person Filing
                    Michael L. Schrimmer

          (b) Address of principal Business Office or, if none, Residence 1161 Lake Cook Road
                    Suite B
                    Deerfield, Illinois 60015

          (c)  Citizenship
                    United States

          (d)  Title of Class of Securities
                    Common Stock, No Par Value

          (e)  CUSIP Number
                    125961 30 0

ITEM 3

          N/A

ITEM 4  OWNERSHIP

          (a)  Amount Beneficially Owned
                    92,133

          (b)  Percent of Class
                    4.85%

          (c)  Number of shares as to which such person has:

                    (i)   sole power to vote or to direct the vote
                                  92,133

CUSIP NO. 125961 30 0                 13G                      Page 5 of 6 Pages

                   (ii)  shared power to vote or to direct the vote

                   (iii) sole power to dispose or to direct the disposition of
                                 92,133

                   (iv)  shared power to dispose or to direct the disposition of

ITEM 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|

ITEM 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                   N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                   N/A

ITEM 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                   N/A

ITEM 9    NOTICE OF DISSOLUTION OF GROUP.

                   N/A

ITEM 10   CERTIFICATION.

                   N/A

CUSIP NO. 125961 30 0                 13G                      Page 6 of 6 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. The filing of this statement shall not be construed as an admission that the undersigned is for the purpose of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this statement.

                                               February 13, 2003
                                               ----------------------------
                                               Date


                                               /s/ Michael L. Schrimmer
                                               ----------------------------
                                               Michael L. Schrimmer